EXHIBIT 99.1


                         BRIDGE CAPITAL HOLDINGS REPORTS

                          FINANCIAL RESULTS FOR QUARTER

                              ENDED MARCH 31, 2005


                               NET INCOME UP 105%
                         TOTAL ASSETS REACH $448 MILLION


SAN JOSE, CA - APRIL 21, 2005 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, Santa Clara County's newest full-service business bank, today announced financial results for the first quarter ended March 31, 2005.

The Company reported net income of $957,000, or $0.14 per diluted share, in the three months ended March 31, 2005. The first quarter result represented improvement of $491,000, or 105%, compared to net income of $466,000, or $0.07 per diluted share, in the same period one year ago.

Net income for the quarter represented a return on assets and a return on equity of 0.96% and 11.32%, respectively, up from 0.63% and 6.52%, respectively, for the first quarter of 2004.

"The first quarter results represent a good start for the company in 2005." said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, "Our persistent focus on the quality and diversity of the expansion of our franchise has been key to delivering improved operating results while continuing to position the Company for future opportunities."

The Company reported total assets at March 31, 2005 of $448.4 million, compared to $347.5 million on the same date one year ago, which represented an increase of $100.9 million, or 29%. Total assets at March 31, 2005 represented growth of $46.6 million, or 12%, over $401.8 million at December 31, 2004.

The Company's total deposits increased $83.0 million, or 26%, to $397.7 million as of March 31, 2005, compared to total deposits of $314.7 million as of March 31, 2004. Deposits at March 31, 2005 represented growth of $45.3 million, or 13%, compared to $352.5 million at December 31, 2004.

The Company reported total loans outstanding at March 31, 2005 of $323.6 million, which represented an increase of $117.5 million, or 57%, over $206.1 million for the same date last year. Loans at March 31, 2005 represented growth of $29.0 million, or 10%, over $294.6 million at December 31, 2004.


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Net interest income of $5.4 million for the quarter ended March 31, 2005 represented an increase of $2.2 million, or 70%, over $3.2 million reported for the same quarter one year earlier. Growth in net interest income was attributed to growth in average earning assets and the impact of higher short-term interest rates. The interest rate earned on a majority of the Bank's loan portfolio adjusts with the prime rate. As such, based on the nature of the Company's balance sheet, net interest income should directly benefit over time from increases in the prime rate. Average earning assets were $363.8 million for the three months ended March 31, 2005 compared to $279.8 million for the same period one year earlier, which represented an increase of $84.1 million, or 30%.

The Company's average loan to deposit ratio, a measure of leverage, for the three months ended March 31, 2005 was 89.1% compared to 76.7% in the same quarter one year earlier. The higher balance sheet leverage together with increases in short-term interest rates resulted in improvement of net interest margin to 6.05% for the first quarter of 2005, compared to 4.63% in the first three months of 2004.

The Company's non-interest income for the first quarter of 2005 was $784,000, compared to $1,122,000 for the three months ended March 31, 2004, representing a decrease of $338,000 or 30%. The decrease in non-interest income was attributed to lower premium income realized on sales of SBA loans in the quarter ended March 31, 2005.

Taken together, net interest income and non-interest income comprise total revenue of $6.2 million for the three months ended March 31, 2005 compared to $4.3 million for the same period one year earlier, representing an increase of $1.9 million, or 44%. Growth in total revenue contributed to improvement in the Bank's efficiency ratio, which improved to 69.5% for the quarter ended March 31, 2005 from 72.2% for the same period in 2004.

The Company provided $333,000 to the allowance for loan losses for the three months ended March 31, 2005, compared to $405,000 provided in the same quarter one year earlier. At March 31, 2005, the allowance represented 1.39% of gross loans and compared to 1.41% on the same date one year earlier. Nonperforming assets were 0.08% of gross loans outstanding at March 31, 2005 compared to 0.03% at March 31, 2004.

 "We continue to be pleased with our progress in improving the core profitability of the Company over the past year," said Thomas A. Sa, Executive Vice President and Chief Financial Officer, "Growth in net interest income and improvement in the net interest margin provide a solid foundation for continued investment in expanding the franchise."

Operating expenses of $4.3 million for the quarter ended March 31, 2005 represented an increase of $1.2 million, or 38%, compared to $3.1 million in the same quarter of 2004. The increase in operating expenses reflects the impact of expansion of the business and the costs associated with the launch of the new Technology Banking, International Banking, and Bridge Investment Services lines of business and the new East Bay loan production office.


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At March 31, 2005, shareholders' equity of the Company was $34.3 million, up from $30.5 million for the same date one year earlier. In addition, in December 2004, the Company completed a $12 million offering of trust preferred securities to supplement tier one capital. As a result, the Company's total risk-based capital, tier one capital, and leverage ratios of 13.5%, 12.38% and 11.54%, respectively, were all substantially above minimum regulatory standards for "well-capitalized" institutions.

Bridge Bank, headquartered in Silicon Valley, now has eight offices throughout California. In addition to its newly established Technology Banking Group, the Bank operates two full service commercial banking offices in San Jose and Palo Alto, a commercial loan production office in the East Bay, the Bridge Capital Finance-offering structured, asset-based, and factored loans - a loan production office in Santa Clara, and four Small Business Administration loan sales offices located in Sacramento, Fresno, Bakersfield, and San Diego.



ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.


ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's newest full-service business bank. The bank is dedicated to meeting the financial needs of small and middle market businesses in Silicon Valley, Palo Alto, Sacramento, San Diego, Los Angeles, Bakersfield, and Fresno business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.


                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

                  THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING.'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE SEC.


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              BRIDGE CAPITAL HOLDINGS

                                                      THREE MONTHS ENDED
                                            ____________________________________
                                                                      % INCREASE
                                           3/31/2005      3/31/2004   (DECREASE)
                                           _________      _________   __________

OPERATING RESULTS:

      Interest income                        $ 6,615        $ 3,873       70.8%
      Interest expense                         1,188            682       74.2%
                                             -------        -------
         Net interest income                   5,427          3,191       70.1%

      Provision for loan losses                  333            405      -17.8%

      Noninterest income                         784          1,122      -30.1%
      Noninterest expense                      4,315          3,115       38.5%
                                             -------        -------
         Income before tax                     1,563            793       97.1%

      Prov for Income Taxes                      606            327
                                             -------        -------
      Net income                               $ 957          $ 466      105.4%
                                             =======        =======
      Per share:
         Basic                                $ 0.16         $ 0.08      102.7%
                                             =======        =======
         Diluted                              $ 0.14         $ 0.07      101.1%
                                             =======        =======
      RATIOS:
      ROAA                                     0.96%          0.63%
      ROAE                                    11.32%          6.52%
      Net interest margin                      6.05%          4.63%
      Efficiency                              69.47%         72.22%
      ALLL/gross loans                         1.39%          1.41%
      NPA/gross loans                          0.08%          0.27%
      Risk-based capital                      13.75%         13.47%
      Average loans/deposits                  89.08%         76.65%
      Shares outstanding                       6,146          6,052
      Book value per share                    $ 5.58         $ 5.03

BALANCE SHEET
                                           3/31/2005      3/31/2004
                                           _________      _________

      END OF PERIOD
      Assets                               $ 448,440      $ 347,503       29.0%
      Deposits                               397,747        314,698       26.4%
      Gross loans                            323,590        206,077       57.0%
      Allowance for loan losses                4,482          2,903       54.4%
      Shareholders' equity                    34,275         30,455       12.5%

      AVERAGE-YTD
      Assets                               $ 397,375      $ 295,119       34.6%
      Earning assets                         363,832        279,751       30.1%
      Deposits                               342,187        264,576       29.3%
      Gross loans                            304,831        202,787       50.3%
      Allowance for loan losses                4,270          2,742       55.7%
      Shareholders' equity                    33,810         28,592       18.2%